NEWS RELEASE

Shiseido Announces Tender Offer to Acquire Bare Escentuals

$1.7 billion transaction combines Shiseido’s global reach and world-class product development capabilities with Bare Escentuals’ leading mineral-based cosmetic portfolio and multi-channel marketing expertise

Immediately accelerates Bare Escentuals’ growth outside of North America, including in high-growth markets throughout Asia

Japan, January 15, 2010 / U.S.A., January 14, 2010 – Shiseido Co., Ltd. (Tokyo Stock Exchange, First Section: 4911) (“Shiseido”), the Japan-based leading global cosmetics company, and Bare Escentuals, Inc. (NASDAQ: BARE) (“Bare Escentuals”), one of the leading prestige cosmetics companies in the United States and an innovator in mineral-based cosmetics, today announced that they have entered into a definitive agreement pursuant to which Shiseido will acquire Bare Escentuals for approximately US$1.7 billion through an all-cash tender offer and second-step merger. The transaction was approved by the Boards of Directors of both companies by unanimous vote of those directors present and voting.

Shiseido, through a U.S. subsidiary, will make an offer to purchase all outstanding shares of Bare Escentuals common stock for US$18.20 per share. The tender offer price represents a 40.8% premium to Bare Escentuals’ average closing stock price over the last three-month period ended January 13, 2010, and a 39.9% premium over the closing price of Bare Escentuals’ common stock on January 13, 2010. The tender offer is scheduled to commence within 10 business days and is expected to close during the first quarter of 2010. The tender offer is conditioned on the tender of a majority of the outstanding shares of Bare Escentuals common stock on a fully-diluted basis, the continued employment of Leslie Blodgett, the Chief Executive Officer of Bare Escentuals, and various other conditions, including customary regulatory approvals. The transaction is not conditional on financing. Following completion of the tender offer and contribution of shares by Leslie Blodgett as described below, Shiseido intends to acquire the remaining outstanding shares of Bare Escentuals common stock for US$18.20 per share through a second-step merger.

Bare Escentuals’ Board of Directors will recommend that Bare Escentuals’ stockholders tender their shares to Shiseido pursuant to the offer. Expressing her commitment to the combination, Leslie Blodgett has agreed to exchange 40% of her existing common stock ownership in Bare Escentuals1 for a continuing interest in Bare Escentuals following completion of the tender offer.  In connection with and as a condition to the offer, Berkshire Partners LLC and certain of its affiliated entities, which collectively hold approximately 16% of Bare Escentuals’ outstanding common stock, have agreed to tender their shares into the offer.    In addition, in connection with and as a condition to the tender offer, Leslie Blodgett has entered into an amended license agreement with Bare Escentuals, and Leslie Blodgett and the Chief Financial Officer and Chief Operating Officer of Bare Escentuals, Myles McCormick, have each entered into new employment agreements with Bare Escentuals, all of which will take effect upon the closing of the tender offer.

1 Leslie Blodgett currently owns approximately 6% of Bare Escentuals’ outstanding common stock.

Bare Escentuals’ business will operate as a separate division of Shiseido and its unique brands will continue to be managed by the current leadership team who are expected to drive future development of the business with the support of Shiseido’s significant resources, particularly given Shiseido’s extensive R&D network around the world. The transaction will strengthen both companies and provide a platform for further growth, ultimately bringing significant benefits to consumers, employees and shareholders by:

•	Expanding Shiseido’s brand portfolio into the mineral-based cosmetics market, attracting a wider customer base;
•
Creating a complementary multi-channel and truly global distribution network, giving Bare Escentuals greater access to Japan, one of the world’s largest cosmetics markets, as well as other fast-growing Asian markets such as China;

•	Strengthening Shiseido’s successful U.S. and European business;
•	Maximizing both companies’ production capabilities and R&D resources;
•	Delivering a significant premium to Bare Escentuals shareholders; and
•	Offering compelling growth prospects and future value creation for Shiseido shareholders.

Shinzo Maeda, President & CEO of Shiseido commented, “This acquisition further enables Shiseido to move towards our goal of becoming a global player representing Asia with its origins in Japan. We have known and admired Bare Escentuals’ excellent team and their achievements for a long time, and look forward to their contribution to our combined group. The operational fit and future growth prospects make this an excellent transaction for our customers, employees and shareholders.”

Leslie Blodgett, Chief Executive Officer of Bare Escentuals, added, “This is an exciting day for all of us at Bare Escentuals and I couldn’t be more pleased to be joining forces with the team at Shiseido. First and foremost, I would like to thank our talented employees, our channel partners, and our loyal customers who have helped build Bare Escentuals from a small niche brand into one of the world’s leading prestige cosmetics companies. Together with Shiseido, we look forward to bringing our mineral-based beauty products to even more women worldwide.”

Bare Escentuals is one of the leading prestige cosmetics companies in the United States and an innovator in mineral-based cosmetics. The company develops, markets and sells cosmetics, skin care, and body care products under well-known brand names that include the popular bareMinerals brand. With over 85% of its revenue generated in the U.S. through retail and direct sales, as a result of this transaction, the company’s international expansion is expected to gain further momentum and will specifically benefit from the growth potential in the highly attractive Chinese and broader Asian markets where Shiseido has a strong foothold.

Shiseido is Japan’s largest cosmetics company, with operations in over 70 countries worldwide, and is one of the oldest cosmetics companies in the world. This transaction is consistent with the company’s roadmap revealed in 2008 for the coming decade which will see Shiseido move from a leading position in Asia to a global player representing Asia with its origins in Japan. Shiseido is already among the top three cosmetics brands in China and other Asian markets and has been steadily increasing its global diversification. Shiseido has gained prominence in the U.S. retail market since the 1960s and operates several R&D facilities in the U.S. Bare Escentuals’ market-leading position and will not only complement and strengthen Shiseido’s existing U.S. business, but will also form one of the strategic pillars of Shiseido’s global business platform, taking advantage of the growing global demand for natural cosmetics.

BofA Merrill Lynch is acting as exclusive financial adviser, while Shearman & Sterling LLP and Mori Hamada & Matsumoto are acting as joint legal advisers to Shiseido with regard to the transaction. Goldman, Sachs & Co. is acting as exclusive financial adviser to Bare Escentuals and Ropes & Gray LLP is acting as Bare Escentuals’ legal advisor with regard to the transaction.

-Ends-

MEDIA CONTACTS

Bare Escentuals, Inc.:
Investor Relations:	Eric C. Wong	+1 415-489-5101
Public Relations:	Alison Reid	+1 415-489-5124
Sard Verbinnen & Co:	Matt Benson	+1 415-618-8750

Shiseido Co., Ltd. U.S.:
Kreab Gavin Anderson:	Richard Mahony	+1 212-515-1960
	John Dudzinsky	+1 212-515-1923
Shiseido Co., Ltd. Japan:
Kreab Gavin Anderson:	Hayden/Hattori	+81 3 5404-0640

NOTES TO EDITORS

About Shiseido Co. Ltd.
As the largest cosmetics company in Japan, Shiseido develops, produces and sells skin care, make-up, fragrance and hair care products for men and women. Present in over 70 countries its 20-plus brands include namesake Shiseido, Elixir Superieur, Maquillage, and Integrate brands, which are sold through department stores, drug stores and other retail outlets. The company posted annual sales of JPY 690.3bn (US$7.5bn) in fiscal year 2009, nearly 40% of which were generated by its overseas businesses. Shiseido is among the top three cosmetic brands in China and many other Asian markets. Globally Shiseido employs a total of approximately 29,000 people. For further information please visit: www.shiseido.com/index.htm

About Bare Escentuals, Inc.
Bare Escentuals, Inc. is one of the leading prestige cosmetic companies in the United States and an innovator in mineral-based cosmetics. The Company utilizes a distinctive marketing strategy and multi-channel distribution model to develop, market and sell cosmetics, skin care, and body care products under its bareMinerals, RareMinerals, Buxom and md formulations brands worldwide. For further information please visit: www.bareescentuals.com/

NOTE TO INVESTORS

The tender offer to purchase shares of Bare Escentuals common stock referenced in this press release has not yet commenced, and this press release is neither an offer to purchase, nor a solicitation of an offer to sell, any securities. The tender offer to purchase shares of Bare Escentuals common stock will be made only pursuant to a Tender Offer Statement on Schedule TO containing an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer (the "Tender Offer Statement"), which Blush Acquisition Corporation, a wholly-owned subsidiary of Shiseido, will file with the SEC and mail to Bare Escentuals stockholders. At the time the tender offer is commenced, Bare Escentuals will file a Solicitation / Recommendation Statement with respect to the tender offer (the “Recommendation Statement”). Security holders of Bare Escentuals are advised to read the Tender Offer Statement and Recommendation Statement when they become available, because they will contain important information about the tender offer. Investors and security holders of Bare Escentuals also are advised that they may obtain free copies of the Tender Offer Statement and other documents filed by Blush Acquisition Corporation with the SEC (when these documents become available) and the Recommendation Statement and other documents filed by Bare Escentuals (when these documents become available) on the SEC's website at http://www.sec.gov.  In addition, free copies of the Tender Offer Statement and related materials may be downloaded (when these documents become available) from the Shiseido website at: http://www.shiseido.co.jp/e/ir/ir_news/index.htm; and free copies of the Recommendation Statement and related materials may be obtained (when these documents become available) from Bare Escentuals by written request to:  Bare Escentuals, Inc. Attn: Investor Relations, 71 Stevenson Street, 22nd Floor, San Francisco, CA 94105.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements relating to Bare Escentuals within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Bare Escentuals’ current understandings, estimates and projections and should not be considered a guarantee of future performance. These statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside management’s control, that could cause our actual results and the timing of events to differ materially from those anticipated in or implied by these forward-looking statements. Factors that could affect future performance or the timing of events are detailed in Bare Escentuals’ most recently filed Annual Report on Form 10-K, and any subsequently filed Quarterly Reports on Form 10-Q, which are available at the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release, and Bare Escentuals undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.